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                                                                     Exhibit 2.2

                          PLAN AND AGREEMENT OF MERGER

     THIS PLAN AND AGREEMENT OF MERGER dated as of August 29, 1994 is among Lockheed Corporation, a Delaware corporation ("Lockheed"), Pacific Sub, Inc., a Delaware corporation ("Pacific Sub"), and Parent Corporation, a Maryland corporation ("Parent"). Lockheed and Pacific Sub are hereinafter sometimes collectively referred to as the Constituent Corporations.

     All of the outstanding stock of Pacific Sub is owned by Parent and all of the outstanding stock of Parent is owned, in equal amounts, by Lockheed and by Martin Marietta Corporation, a Maryland corporation ("Martin Marietta"). Parent will be authorized, at the time of the merger provided for herein, to issue 820,000,000 shares of capital stock of which 50,000,000 shares will be series preferred stock, $1.00 par value, 20,000,000 shares will be Series A Preferred Stock $1.00 par value, and 750,000,000 shares will be Common Stock, $1.00 par value ("Parent Common Stock").

     This Plan and Agreement of Merger is being entered into pursuant to a Plan and Agreement of Reorganization dated as of August 29, 1994 among Martin Marietta, Lockheed and Parent (the "Reorganization Agreement"). Capitalized terms used but not defined herein have the meanings given to them in the Reorganization Agreement.

                                   ARTICLE I

     1.1 On the Merger Date (as defined in paragraph 1.6) Pacific Sub shall merge into Lockheed (the "Pacific Sub Merger") and the separate existence of Pacific Sub shall cease. Lockheed shall be the surviving corporation in the Pacific Sub Merger (hereinafter sometimes referred to as the "Surviving Corporation") and its separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Pacific Sub Merger.

     1.2 The Surviving Corporation shall succeed to all of the rights, privileges, powers and franchises, as well of a public as of a private nature, of the Constituent Corporations, all of the properties and assets of the Constituent Corporations and all of the debts, choses in action and other interests due or belonging to the Constituent Corporations and shall be subject to, and responsible for, all of the debts, liabilities and duties of the Constituent Corporations with the effect set forth in the General Corporation Law of Delaware.

     1.3 If, at any time after the Merger Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Pacific Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Pacific Sub Merger or to otherwise carry out this Plan and Agreement of Merger, the officers and directors of the Surviving Corporation shall and will be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or to otherwise carry out this Plan and Agreement of Merger.

     1.4 The Certificate of Incorporation and the Bylaws of Lockheed, in each case as amended to and including the Merger Date, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation and shall thereafter continue to be its Certificate of Incorporation and its Bylaws until changed as provided therein and by law.

     1.5 The directors and officers of Lockheed immediately prior to the Merger Date shall be the directors and officers of the Surviving Corporation and shall thereafter continue in office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

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     1.6  If this Plan and Agreement of Merger is duly adopted by the stockholders of each of the Constituent Corporations in accordance with the Delaware General Corporation Law and the respective Certificates of Incorporation and Bylaws of the Constituent Corporations and is not terminated under paragraph 3.1, a Certificate of Merger with respect to the Pacific Sub Merger shall be promptly filed and recorded in accordance with the Delaware General Corporation Law. The Pacific Sub Merger shall become effective at the time and date of such filing or at such date and time otherwise specified in the Certificate of Merger (such time and date are herein collectively referred to as the "Merger Date").

                                   ARTICLE II

     2.1 On the Merger Date, by virtue of the Pacific Sub Merger and without further action by the holder thereof, each share of the common stock, par value $1.00 per share, of Pacific Sub outstanding immediately prior thereto shall be converted into and become one share of the common stock, par value $1.00 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

     2.2 On the Merger Date, by virtue of the Pacific Sub Merger and without further action by the holder thereof, each share of common stock, par value $1.00 per share, of Lockheed outstanding immediately prior thereto (other than shares of Lockheed Common Stock held in the treasury of Lockheed or owned by Martin Marietta or any Subsidiary of Martin Marietta, which shall be cancelled and cease to exist immediately upon the Merger Date) shall be converted into and become the right to receive 1.63 shares of Parent Common Stock, except that if the application of such ratio would otherwise result in conversion into a fractional number of shares of Parent Common Stock, cash payments will be made to holders of Lockheed Common Stock in respect of such fractional share in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the closing price of Parent Common Stock on the New York Stock Exchange on the last business day preceding the Merger Date if such stock is then being traded, including without limitation trading on a "when issued" basis, and otherwise shall be the closing price on the first business day that such stock is traded.

     2.3 On and after the Merger Date, the holders of certificates theretofore representing shares of Lockheed Common Stock (other than shares held in the treasury of Lockheed or owned by Martin Marietta or any Subsidiary of Martin Marietta), on surrender of such certificates to an agent or agents designated for that purpose by Parent, shall be entitled to receive in exchange therefor certificates representing the number of shares of Parent Common Stock into which the shares of Lockheed Common Stock theretofore represented by the surrendered certificates shall have been converted in the Pacific Sub Merger; provided, however, that if any such holder is not registered on the stock transfer records of Lockheed as the holder of the shares of Lockheed Common Stock represented by a certificate so surrendered, such certificate shall be accompanied by all documents required to evidence such holder's rights to the shares represented thereby and by payment for any applicable stock transfer or other taxes.

     2.4 All shares of Parent Common Stock into which shares of Lockheed Common Stock are converted on the Merger Date pursuant to paragraph 2.2 shall be deemed, for all corporate purposes, to have been issued by Parent on such Date. On and after such Date and prior to the surrender, pursuant to paragraph 2.3, of any certificate theretofore representing shares of Lockheed Common Stock, such certificate shall, for all corporate purposes (including, without limitation, entitlement to vote and to the receipt of dividends), be treated as representing the number of shares of Parent Common Stock into which such shares of Lockheed Common Stock, as the case may be, shall have been converted in the Pacific Sub Merger. No holder of a certificate or certificates which immediately prior to the Merger Date represented shares of Lockheed Common Stock shall be entitled to receive any dividend or other distribution from Parent until surrender of such holder's certificate or certificates for a certificate or certificates representing shares of Parent Common Stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Parent Common Stock represented by the certificates issued upon such surrender.

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                                  ARTICLE III

     3.1 Notwithstanding the approval and adoption of this Plan and Agreement of Merger by the stockholders of Lockheed and Pacific Sub, this Plan and Agreement of Merger shall terminate forthwith in the event that the Reorganization Agreement shall be terminated as therein provided. In the event of the termination of this Plan and Agreement of Merger as provided above, this Plan and Agreement of Merger shall forthwith become void and there shall be no liability on the part of any of the parties hereto.

     3.2 This Plan and Agreement of Merger may be amended to the extent permitted by applicable law, but only pursuant to an amendment to the Reorganization Agreement approved in the manner therein provided. If any such amendment to the Reorganization Agreement is so approved, any amendment to this Plan and Agreement of Merger required by such amendment to the Reorganization Agreement shall be effected by the parties hereto by action taken by their respective Boards of Directors.

     3.3 This Plan and Agreement of Merger may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

     3.4 This Plan and Agreement of Merger shall be governed by and construed in accordance with the laws of the State of Delaware.

     IN WITNESS WHEREOF, this Plan and Agreement of Merger has been executed by each of the parties hereto by their duly authorized officers, as of the date first above written.

                                                 LOCKHEAD CORPORATION, a
                                                   Delaware Corporation

                                                 By: /s/ VINCENT N. MARAFINO
                                                     -----------------------------------------
                                                     Name: Vincent N. Marafino
                                                     Title: Vice Chairman of the Board
                                                            and Chief Financial and
                                                            Administrative Officer

                                                 PACIFIC SUB, INC., a
                                                   Delaware Corporation

                                                 By: /s/ WILLIAM T. VINSON
                                                     -----------------------------------------
                                                     Name: William T. Vinson
                                                     Title: Secretary

                                                 PARENT CORPORATION, a
                                                   Maryland Corporation

                                                 By: /s/ JOHN E. MONTAGUE
                                                     -----------------------------------------
                                                     Name: John E. Montague
                                                     Title: Vice President and Treasurer

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